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Symetra Financial Corporation
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Sumitomo Life Acquisition of Symetra
Master Q&A

Transaction

1.	What did Symetra announce today?
Symetra today announced that it has entered into a definitive merger agreement with Sumitomo Life pursuant to which Sumitomo Life will acquire all of the outstanding shares of Symetra. Symetra shareholders will receive $32.00 per share in cash at closing, plus a previously announced special dividend of $0.50 per share in cash, which is payable on August 28, 2015 to Symetra shareholders of record as of August 10, 2015. The amount of the special dividend was established in connection with the determination of the total combined transaction consideration. The total combined transaction consideration of $32.50 per share is approximately $3.8 billion in aggregate and represents a 32% premium over Symetra’s average stock price of $24.64 for the 30 days ending August 5, 2015.

2.	Why do this transaction now?
This transaction makes strategic and financial sense for all of Symetra’s stakeholders, with significant upside opportunity for our business.

The all-cash transaction and attractive premium provides substantial and immediate value to our shareholders, while enabling us to maintain our current operations and distribution networks and retain all of our employees.

It is a great opportunity for our employees, business partners and policyholders. Following this transaction, we will have access to additional resources that will strengthen our ability to successfully execute our long-term plans.

Our vision for building Symetra into a national player in all of our divisions is unchanged; our long-term plans remain in place and we are even better positioned to successfully execute on these plans. Sumitomo Life shares our same deep commitment to ethical business practices, further aligning our two companies.

3.	Who is Sumitomo Life?
Sumitomo Life is a leading and highly respected Japanese insurance company with more than a century of operations.

At the end of 2014, Sumitomo Life had $18.1 billion in in-force premiums and $227.6 billion in assets. As of the end of June 2015, they had received A ratings from four rating agencies, including an “A” from Standard & Poor’s (S&P), “A1” from Moody’s, “A+” from Rating and Investment Information (R&I), and “A+” from Japan Credit Rating Agency (JCR).

Sumitomo Life is headquartered in Osaka, with an office in Tokyo and representative offices in New York, London, Beijing and Hanoi. Sumitomo Life has approximately 42,000 employees worldwide.

Sumitomo Life has investments in insurance businesses in China, Vietnam and Indonesia. Symetra will be the company’s first wholly owned subsidiary.

4.	Who made the initial outreach in this transaction?
Full background of the transaction will be disclosed in our proxy filing with the SEC.

5.	When did you begin talks with Sumitomo Life?
Full background of the transaction will be disclosed in our proxy filing with the SEC.

6.	Why is Sumitomo Life interested in Symetra?
Symetra’s position as a rising insurer in the U.S. offers Sumitomo Life an opportunity to find new growth opportunities outside its home market. Our vision for building Symetra into a national player in all of our divisions is unchanged; our long-term plans remain in place, and we are now even better positioned to successfully execute on these plans.

In addition, Sumitomo Life shares our deep commitment to business practices that deliver strong value to customers, further aligning our two companies.

7.	Why is there so much interest from Japanese insurers in the U.S. market?
We can’t speak for other companies, but in our transaction the opportunity for growth in the U.S. and Symetra’s position as a rising insurer here made this deal very attractive to Sumitomo Life.

8.	Given the industry consolidation, does Symetra need to do this in order to compete?
No, it was not a necessity, but we viewed it as a smart strategic move given today’s rapidly changing competitive landscape. Sumitomo Life’s proposal presented a tremendous opportunity to realize compelling and immediate value for our shareholders.

9.	Did Symetra choose this path in order to preserve much of its existing operations? Were there other suitors potentially offering more money that may have been focused on cost synergies?
Details on the process will be made available in the “Background of the Merger” section in Symetra’s proxy filing with the SEC. It would be inappropriate to comment on that at this time.  That being said, this is a compelling transaction for all of Symetra’s stakeholders and a smart strategic move given today’s rapidly changing competitive landscape. Sumitomo Life’s proposal presented a tremendous opportunity to realize compelling and immediate value for our shareholders — delivering a substantial cash premium for Symetra shareholders — while enabling us to continue to operate business as usual.

10.	Is there a “go-shop period”?
No, but our board of directors has a fiduciary duty to consider competing offers prior to our shareholders’ adoption of the merger agreement.

11.	Why is there no “go-shop period”? How can you ensure that Symetra shareholders receive maximum value for their investment?
We are confident that this is the best outcome for Symetra shareholders. The all-cash transaction and attractive premium provides them with substantial and immediate value for their shares.

12.	Is there a break-up fee?
Yes.  We must pay a termination fee if we terminate the merger agreement following a change of recommendation by our board; if we terminate the merger agreement to enter into a definitive agreement in connection with a superior proposal; or if the merger agreement is terminated following a “no” vote by our stockholders, and at such time there is a competing change of control transaction that we enter into within 12 months of the termination.

13.	When do you expect this transaction to be completed?
We expect the transaction to close late in the first quarter or early in the second quarter of 2016.

14.	What approvals are required?
The transaction is subject to customary closing conditions, including the approval by Symetra shareholders as well as the approval by U.S. state and federal regulators and the Japanese Financial Services Agency. We expect these to take several months to complete.

15.	Do you expect Symetra shareholders to approve the transaction?
We believe our shareholders will recognize the clear financial and strategic benefits of this transaction. The all-cash premium transaction provides substantial and immediate value for Symetra shareholders.

16.	Do you anticipate any issues in gaining regulatory approval?
We expect that the transaction will receive regulatory approval, and we will work diligently with all stakeholders in connection with the regulatory approval process.

17.	Will Symetra continue to be a public company?
No. Following the transaction, Symetra will operate as a wholly owned subsidiary of Sumitomo Life.

18.	Will we continue to have a board of directors?
Yes. Following the merger, Sumitomo Life intends to establish a new board of directors which is expected to include officers of Sumitomo Life, Symetra’s CEO and independent directors.

19.	Will Symetra continue to be domiciled in Iowa after the deal closes?
To be clear, Symetra Financial Corporation, the Delaware parent company, is the entity being acquired by Sumitomo Life. Symetra Financial Corporation’s wholly owned, principal operating insurance subsidiary, Symetra Life Insurance Company, will remain domiciled in Iowa.

Symetra Business and Brand

20.	How will this change Symetra’s business strategy?
As part of Sumitomo Life, Symetra will no longer be a publicly traded company, but we will certainly continue our long-term perspective and focus on profitably growing the business. We will essentially be working for a single shareholder — Sumitomo Life — which shares our values, long-term perspective and commitment to delivering financial security with exceptional service. Until the transaction closes, both companies will continue to operate as separate entities, and it will be business as usual for each.

21.	How does Symetra fit into Sumitomo Life’s strategic plans?
This transaction will provide significant strategic and financial benefits for both companies. It will give Symetra access to additional resources that can strengthen our ability to successfully execute our long-term plans. Symetra’s position as a rising insurer in the U.S. offers Sumitomo Life an opportunity to find new growth opportunities outside its home market.

22.	What changes will Symetra employees see? Will this transaction result in layoffs?
Sumitomo Life intends to operate Symetra as a wholly owned subsidiary, keeping the company’s businesses, distribution networks and products in place. We do not expect any layoffs to result from this deal. Symetra’s existing senior leadership, management team and staff will remain with the company following the deal’s close.

23.	What are the benefits of this transaction?
This transaction will provide significant strategic and financial benefits for both companies.  It will give Symetra access to additional resources that can strengthen our ability to successfully execute our long-term plans. Symetra’s position as a rising insurer in the U.S. offers Sumitomo Life an opportunity to find new growth opportunities outside its home market.

24.	Will the Symetra brand change or go away?
No. We will continue to operate under the current Symetra name and brand.

25.	Will our company structure remain the same, with three divisions?
Yes. Sumitomo Life intends to operate Symetra as a wholly owned subsidiary, keeping Symetra’s businesses, distribution networks and products in place.

26.	Will our distribution model change, and if so, how?
No. Sumitomo Life intends to operate Symetra as a wholly-owned subsidiary, keeping the company’s businesses, distribution networks and products in place.

27.	Will our U.S. headquarters remain in Bellevue? Will we maintain our other field offices?
Yes, Symetra’s U.S. headquarters will remain in Bellevue, and we expect to maintain our presence in other locations around the country.

28.	Will our executive team leave the company when the transaction closes?
No. Symetra’s existing senior leadership, management team and staff will remain with the company following the deal’s close.

Employee

29.	What does this mean for Symetra employees? Do you anticipate any layoffs as a result of this transaction?
We do not anticipate layoffs as a result of the transaction. Employees should not expect any day-to-day changes at Symetra.  The Symetra brand will remain and the Company will continue to operate business as usual leading up to and following the transaction, with the same management team, employees and principles that have made us successful. It is incumbent on each of us to remain focused on day-to-day operations and keep up the momentum we have built.

30.	Why did Symetra sell to Sumitomo Life?
Becoming Sumitomo Life’s primary U.S. presence and growth platform is an outstanding outcome for Symetra, as this transaction combines two strong companies focused on similar products, while maintaining Symetra’s current headquarters, employees, community support, management team, distribution channels and product mix.  Importantly, the transaction also delivers a substantial cash premium for Symetra’s shareholders.

31.	Will my compensation or benefits change?
Sumitomo Life intends to operate Symetra as a wholly owned subsidiary and we expect that your compensation and benefits plans will generally remain intact.

32.	Will Sumitomo Life have any employees in Bellevue?
Yes. We anticipate several Sumitomo Life employees will work in our Bellevue offices.

33.	Will the Employee Stock Purchase Plan (ESPP) continue to operate during the closing process?
August 14 will be the final stock purchase under the ESPP. There will be no further purchases under the ESPP following the August 14 purchase and no further enrollments allowed, including those who have recently enrolled in the current open enrollment period.

34.	Can I withdraw from the ESPP and stop paycheck withholding?
ESPP withholdings were stopped automatically following the transaction announcement.

35.	I participate in the ESPP. What will happen to my shares?
ESPP participants will be given the opportunity to vote on the transaction like other shareholders. If the transaction is approved, you will receive cash for your ESPP shares based on the terms of the acquisition agreement.

36.	How will my job change?
We don’t expect jobs to change as a direct result of this transaction, but in any organization change happens over time as business and competitive conditions evolve.

37.	How long will the integration process take?
Because we do not expect our operations to change in any significant respect, the integration process is expected to be relatively short with minimal disruption. Importantly, the integration process will not begin until after the close of the transaction, which we anticipate to occur late in the first quarter or early in the second quarter of 2016.

38.	Why is Sumitomo Life a good cultural fit for Symetra?
We are confident that our cultures align. Like Symetra, Sumitomo Life has a long-term perspective, and Sumitomo Life shares our deep commitment to business practices that deliver strong value to customers, embodied in our VTS principles, further aligning our two companies. Sumitomo Life also understands how important philanthropy and community service are to our culture, and those commitments will continue.

39.	What is Sumitomo Life’s approach to supporting the community? Will Symetra’s community programs and corporate giving continue?
Sumitomo Life’s community commitment operates under their “Creation of an Affluent Society” program. The program seeks to serve mankind early in life through children’s programs, late in life through nursing care programs and environmentally through a conservation initiative supporting coral reefs.

We believe Symetra’s community priorities of Access to Quality Education, Health and Wellness and Graceful Aging align very well with Sumitomo Life’s initiative.

40.	Will we have an opportunity to hear from Sumitomo Life executives?
Yes. Sumitomo Life’s leadership is eager to meet and speak to Symetra staff, and we expect to have them in Bellevue as our guests in the near future.

41.	How will Symetra’s distributor relationships change?
We don’t expect any changes to our distributor relationships.

Customer

42.	Will there be any changes to my relationship with Symetra and the services I receive as a result of this transaction?
Nothing is expected to change for you — Symetra will continue to operate business as usual leading up to and following the transaction. Symetra will continue to serve our valued customers as we always have. Importantly, Symetra is expected to maintain its current product mix and distribution networks.

43.	How will this transaction affect customers? Will there be changes to their Symetra products or policies?
Existing policies are not expected to be affected by this transaction. Customers can access their money and policy features as normal.

44.	Will my contact at Symetra change?
No, your contact will remain the same.

45.	Will I have access to Sumitomo Life’s products? Will they be offered in the U.S.?
Symetra does not expect the transaction to alter our existing product mix. It is unknown at this time if Sumitomo Life intends to market any of its products in the U.S.

46.	Where should I go if I have additional questions?
We are committed to keeping you informed throughout this process. We will communicate directly with you as new information becomes available. In the meantime, you may email any questions that you have regarding the transaction to askqna@symetra.com.

Distributor

47.	Will anything change in the way we work with Symetra?
No. The people you work will remain the same and the commitment to service is unchanged. You should not expect any changes in the way you work with Symetra, or the way we serve your clients.

48.	Can I tell customers that the services they receive will not change as a result of this transaction?
Yes. You can tell them that nothing for you and our shared customers is expected to change. Importantly, Symetra is expected to maintain its current product mix, employees and distribution networks.

49.	Will your agent compensation change?
We don’t expect any changes to compensation related to this transaction.

50.	Will Symetra’s product mix change?
We don’t anticipate any changes to our products as a result of this transaction.

51.	How will this affect Symetra’s ratings and your COMDEX score?
While we can’t predict how the ratings agencies will view this transaction, we expect that our increased size and scale will bode well for us in the future with the ratings agencies.

52.	Will you be doing business internationally?
Sumitomo Life is buying us for our U.S. operations, and we are thoroughly focused on that work. We don’t expect that we would expand this focus in the near-term.

53.	Foreign investment in U.S.-based insurers haven’t always ended well for the U.S. side, how is this different?
While this may be true in other cases, we believe this deal to be different given the focus of Japanese insurers generally, and Sumitomo Life in particular, on finding growth opportunities in the U.S. market.  Sumitomo Life’s long-term prospects are very good in the U.S. and other recent industry transactions with Japan-based insurers demonstrate the commitment to and attractiveness of this market.

54.	How does Sumitomo Life’s status as a mutual company change Symetra?
We believe this will give us the opportunity to take a long view, inherent to mutual companies, which will help us maintain our competitive products, underwriting and compensation.

55.	How should we view Symetra in light of Berkshire Hathaway’s/White Mountains’ decision to sell?
We can’t speak for BH/WM, but we can confidently say this transaction makes strategic and financial sense for all of Symetra’s stakeholders with significant upside opportunity for our business.

Specifically, it is an important opportunity for our business partners and policy holders. Joining forces with Sumitomo Life gives Symetra the backing of a large, stable, growth-minded company with substantial resources. Sumitomo Life has strong incentive to support Symetra as their primary platform for growth in the U.S.

As a mutual company owned by its policy holders, Sumitomo Life has the ability to take a long-term, customer-centric that we believe will be a tremendous strategic advantage for our business.

* * *
Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Symetra by Sumitomo Life Insurance Company. In connection with the proposed acquisition, Symetra intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Symetra’s proxy statement in preliminary and definitive form. Shareholders of Symetra are urged to read all relevant documents filed with the SEC, including Symetra’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Symetra at www.Symetra.com or by directing a request to Symetra at karin.vanvleet@symetra.com.

Participants in the Solicitation

Sumitomo Life Insurance Company, Symetra and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Symetra in favor of the proposed transaction.  Information about Symetra’s directors and executive officers is set forth in Symetra’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on March 25, 2015, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 26, 2015 and amended on April 22, 2015. Information concerning the interests of Symetra’s participants in the solicitation, which may, in some cases, be different than those of Symetra’s shareholders generally, is set forth in the materials filed by Symetra with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements.

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Symetra constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approvals, the ability to obtain Symetra shareholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers, and any related impact on integration and anticipated synergies; and the other factors and financial, operational and legal risks or uncertainties described in Symetra’s public filings with the SEC, including the “Risk Factors” sections of Symetra’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. Symetra disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.